UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement

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☒	Definitive Information Statement

NUTRANOMICS, INC.
(Name of Registrant As Specified In Charter)

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF NUTRANOMICS, INC.
WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

Nutranomics, Inc.
11487 South 700 East
Salt Lake City, UT 84020

INFORMATION STATEMENT
(Definitive)

May 14, 2015

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of Nutranomics, Inc.:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the holders (the "Stockholders") of common stock, par value $0.001 per share (the "Common Stock"), of Nutranomics, Inc., a Nevada corporation (the "Company"), to notify the Stockholders that on April 22, 2015, the Company received a written consent in lieu of a meeting (the "Written Consent") from certain holders of the Common Stock. Each share of Common Stock has one vote. Two holders of Common Stock (the "Majority Stockholders") submitted the Written Consent. The Majority Stockholders hold in the aggregate 94,537,985 shares of Common Stock, resulting in the Majority Stockholders holding in the aggregate approximately 58.5% of the total voting power of all issued and outstanding voting capital of the Company. The Majority Stockholders authorized the Company to take the following actions:

●
Perform a one-for-5 up to one-for-fifteen (1:5 up to 1:15) reverse stock split of the Company's issued and outstanding shares of Common Stock, without reducing the number of authorized shares of Common Stock, at a reverse stock split ratio the Company's Board of Directors (the "Board") deems appropriate in its discretion (the "Reverse Stock Split"); and

●
Amend the Company's Articles of Incorporation to authorize the issuance of 25,000,000 shares of "blank-check" preferred stock, meaning that the Board will have the authority to determine the rights, preferences and limitations associated with the preferred stock, without having to seek a vote of the shareholders of the Company (the "Preferred Stock Amendment").

On April 22, 2015, the Board approved the Reverse Stock Split and Preferred Stock Amendment and recommended to the Stockholders that they approve the Reverse Stock Split and Preferred Stock Amendment. On April 22, 2015, the Majority Stockholders approved the Reverse Stock Split and Preferred Stock Amendment by written consent in lieu of a meeting in accordance with the provisions of the Nevada Revised Statutes ("NRS"). Accordingly, your consent is not required and is not being solicited in connection with the approval of the Reverse Stock Split or Preferred Stock Amendment.

We will mail this Notice of Stockholder Action by Written Consent to the Stockholders on or about May 15, 2015.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

INTRODUCTION

The Board believes the Reverse Stock Split and Preferred Stock Amendment are necessary and advisable in order for the Company to maintain the Company's financing and capital raising ability.

Accordingly, it is the Board's opinion that the Reverse Stock Split and Preferred Stock Amendment will better position the Company to continue and expand operations.

Section 78.320 of the NRS provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders' meeting convened for the specific purpose of such action. The NRS, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, we will mail notice of the stockholder action by written consent on or about May 15, 2015.

This Information Statement contains a brief summary of the material aspects of the Reverse Stock Split and Preferred Stock Amendment approved by the Board of Nutranomics, Inc. (the "Company ," "we ," "our ,"or "us ") and the Majority Stockholders, which hold a majority of the voting capital stock of the Company.

Preferred and Common Stock

Each share of Common Stock has one vote, and as of April 22, 2015, there were issued and outstanding 161,481,887 shares of Common Stock. Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Reverse Stock Split and Preferred Stock Amendment is 161,481,887. Pursuant to Section 78.320 of the NRS, at least a majority of the voting equity of the Company, or at least 80,740,944 votes, are required to approve the Reverse Stock Split and Preferred Stock Amendment by written consent. The Majority Stockholders, which hold in the aggregate 94,537,985 shares of Common Stock (and therefore having approximately 58.5% of the total voting power of all outstanding voting capital of the Company), have voted in favor of the Reverse Stock Split and Preferred Stock Amendment, thereby satisfying the requirement under Section 78.320 of the NRS that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the names of the Majority Stockholders, the number of shares of Common Stock held by the Majority Stockholders, the total number of votes that the Majority Stockholder voted in favor of the Reverse Stock Split and Preferred Stock Amendment, and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof.

Name of Majority Stockholder	Number of Shares of Common Stock Held	Number of Votes Held by such Stockholder	Number of Votes that Voted in Favor of the Actions	Percentage of the Voting Equity that Voted in Favor of the Action
Zen Family LP1	56,880,522	56,880,522	56,880,522	35.2%
Alta Nordic LLC[2]	37,657,463	37,657,463	37,657,463	23.3%
Total	94,537,985	94,537,985	94,537,985	58.5%

(1) Our founder and director, Tracy Gibbs, has sole voting and dispositive power with respect to the shares held in the name of Zen Family LP and is the beneficial owner of shares held in the name of such entity.
(2) Our CEO and director, Michael Doron, has sole voting and dispositive power with respect to the shares held in the name of Alta Nordic LLC and is the beneficial owner of shares held in the name of such entity.

ACTIONS TO BE TAKEN

The Reverse Stock Split will become effective on the date that the Financial Industry Regulatory Authority (FINRA) approves and announces a reverse stock split, and the Preferred Stock Amendment will become effective on the date that we file an amendment to the Company's Articles of Incorporation (the "Amendment") with the State of Nevada. We intend to file the Amendment with the State of Nevada promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders, and intend to request that FINRA approve and announce the reverse stock split on the same date.

REVERSE STOCK SPLIT

The Board has approved a reverse stock split of all the outstanding shares of the Company's Common Stock and Preferred Stock at an exchange ratio of 1 post-split share for 5 pre-split shares (1:5) up to 1 post-split share for 15 pre-split shares (1:15), or anywhere between those ratios, at the Board's discretion (the "Reverse Stock Split"). As part of the Reverse Stock Split, the Board will not reduce the Company's authorized Common Stock. As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Reverse Stock Split.

Even though the Board will have discretion to select an exchange ratio of 1 for 5, up to 1 for 15, or anywhere between, upon effectiveness of the Reverse Stock Split, and assuming the Board elects to complete either a 1:5 or a 1:15 reverse stock split, (i) the number of shares of Common Stock issued and outstanding immediately prior thereto will be reduced from approximately 161,481,887 shares (assuming the number of shares of Common Stock outstanding as of April 22, 2015, are outstanding immediately prior thereto) to approximately 32,296,378 shares of Common Stock or 10,765,460 shares of Common Stock respectively, and (ii) proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding options and warrants, if any, to buy Common Stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the Reverse Stock Split will be approximately equal. Except for adjustments that may result from the treatment of fractional shares, which will be rounded up to the nearest whole number, each shareholder will beneficially hold the same percentage of Common Stock immediately following the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split.

Additionally, as part of the Reverse Stock Split, the number of authorized shares of Common Stock will not be reduced. The Reverse Stock Split will have the result of creating newly authorized shares of Common Stock. This increase in the authorized number of shares of Common Stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Management use of additional shares to resist or frustrate a third-party transaction favored by a majority of the independent stockholders would likely result in an above-market premium being paid in that transaction. Any such issuance of the additional shares of Common Stock would likely have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the Reverse Stock Split be used as a type of antitakeover device. Any additional Common stock and Preferred stock, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding. Any additional Common Stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of Company debt into equity, stock options, or other corporate purposes. The Company has no other plans for the use of any additional shares of Common Stock. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

The following table summarizes the effects of the Reverse Stock Split upon the Company's outstanding Common Stock, assuming that (i) there are 161,481,887 shares of Common Stock outstanding immediately prior to the Reverse Stock Split, (ii) that the Board chooses a reverse stock split ratio of 1:5, 1:10, or 1:15, and (iii) our authorized Common Stock is not reduced.

Reverse Stock Split Ratio	Type of Stock		Number of Shares
No Split	Common Stock	Authorized	750,000,000
		Issued and Outstanding	161,481,887
		Authorized but Unissued	588,518,113
1:5	Common Stock	Authorized	750,000,000
		Issued and Outstanding	32,296,378
		Authorized but Unissued	717,703,622
1:10	Common Stock	Authorized	750,000,000
		Issued and Outstanding	16,148,189
		Authorized but Unissued	733,851,811
1:15	Common Stock	Authorized	750,000,000
		Issued and Outstanding	10,765,460
		Authorized but Unissued	739,234,540

Reasons for the Reverse Stock Split

The Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board confirms this transaction will not be the first step in a series of plans or proposals of a "going private transaction" within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Based upon the foregoing factors, the Board has determined that the Reverse Stock Split is in the best interests of the Company and its shareholders.

Effects of the Reverse Stock Split

Upon the effectiveness of the Reverse Stock Split, each Common Stock shareholder will beneficially own a reduced number of shares of Common Stock. The Reverse Stock Split will affect all of the Company's common shareholders uniformly and will not affect any common shareholder's percentage ownership interests, except to the extent that the Reverse Stock Split results in any of the shareholders owning a fractional share as described herein. The number of shareholders of record will also not be affected by the Reverse Stock Split.

PREFERRED STOCK AMENDMENT

The Board has approved an amendment to the Company's Articles of Incorporation to increase the authorized capital stock to include, with the 750,000,000 shares of common stock already authorized, 25,000,000 shares of preferred stock, par value $0.001 per share, with the authorized preferred shares "blank check" shares, meaning that the Board will have the authority to determine and designate the rights, preferences and limitations associated with the shares of preferred stock without having to seek a vote of the Company's shareholders as to those rights, preferences, and limitations (the "Preferred Stock Amendment"). As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Preferred Stock Amendment.

The Board of Directors and the Majority Stockholders have approved the authorization of preferred stock in order to provide the Company with flexibility in pursuing its long-term business objectives. The primary reasons for the increase are that management expects that in the future it will pursue opportunities to obtain the capital that the Company needs in order to fully implement its business plan. A reserve of both common and preferred shares available for issuance from time-to-time will enable the Company to entertain a broad variety of financing proposals. Management may utilize the additional shares in connection with corporate acquisitions, joint venture arrangements, or for other corporate purposes, including the solicitation and compensation of key personnel. Other than as previously disclosed in the Company's periodic filings with the Securities and Exchange Commission, the Company is not currently engaged in any acquisition or similar transaction.

After effecting the Preferred Stock Amendment, the Board of Directors will be authorized to issue 25,000,000 shares of preferred stock without having to obtain the approval of the Company's shareholders. The Board will have the authority to provide for the issuance of the preferred stock in one or more series, and to establish the number of shares in each series and the designation, relative rights, preferences and limitations of the shares in each series. Nevada law requires that the Board use its reasonable business judgment in determining the rights and preferences of the preferred stock, as well as the consideration the Company will receive in exchange for issuing the shares. Nevertheless, preferred stock typically has rights and preferences greater than those associated with common stock. Therefore, the issuance of the preferred stock by the Company could be disadvantageous to holders of our Common Stock in one or more of the following ways:

•	The issuance of preferred stock could diminish the value of Common Stock now outstanding if the rights and preferences associated with the preferred stock exceeded those associated with the Common Stock;
•	The issuance of preferred stock that is convertible into Common Stock could result in the dilution of the value of shares now outstanding if the conversion price were less than the current market price of our Common Stock; and
•	The issuance of preferred stock with preferential voting rights could diminish the voting power of the holders of the Common Stock.

The Preferred Stock Amendment is not being done for the purpose of impeding any takeover attempt, and management is not aware of any person who is acquiring or plans to acquire control of the Company. Nevertheless, the power of the Board to provide for the issuance of shares having rights and preferences to be determined by the Board without shareholder approval has potential utility as a device to discourage or impede a takeover of the Company. In the event that a non-negotiated takeover were attempted, the private placement of preferred stock into "friendly" hands, or the issuance of preferred stock upon terms very favorable to the preferred shareholder, for example, could make the Company unattractive to the party seeking control of the Company. This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

Under Nevada law, shareholders are not entitled to dissenters' rights with respect to the Preferred Stock Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our Common Stock as of April 22, 2015, of (i) each person known to us to beneficially own more than 5% of our stock, (ii) our directors, (iii) each named executive officer, and (iv) all directors and named executive officers as a group. As of April 22, 2015, there were a total of 161,481,887 shares of Common Stock issued and outstanding. Each share of Common Stock has one vote.

The column titled "Percentage Beneficially Owned" shows the percentage of voting stock beneficially owned by each listed party.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of April 22, 2015, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity, and the address of each of the stockholders listed below is: c/o Nutranomics, Inc., 11487 South 700 East, Salt Lake City, UT 84020.

Name and Address of Beneficial Owner	Office	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
5%+ Security Holders
Tracy Gibbs (3)	Director	Common stock, $0.001 par value	56,880,522	35.2%
Michael Doron (4)	CEO & Director	Common stock, $0.001 par value	37,657,463	23.3%
All Officers and Directors		Common stock, $0.001 par value	94,537,985	58.5%
_______________
(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.
(2) Based on 161,481,887 shares issued and outstanding as of April 22, 2015.
(3) Held in the name of Zen Family LP, with Tracy Gibbs having sole voting and dispositive power with respect to the shares held in the name of Zen Family LP.
(4) Held in the name of Alta Nordic LLC, with Michael Doron having sole voting and dispositive power with respect to the shares held in the name of Alta Nordic LLC.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the "SEC"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended July 31, 2013;
(2)	Annual Report on Form 10-K for the fiscal year ended October 31, 2012;
(3)	Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2015; and
(4)	Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2014.

You may request a copy of these filings, at no cost, by writing Nutranomics, Inc., at 11487 South 700 East, Salt Lake City, Utah, 84020, or telephoning the Company at (801) 576-8350. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company 11487 South 700 East, Salt Lake City, Utah, 84020, or telephoning the Company at (801) 576-8350.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company's principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/ Michael Doron
Chief Executive Officer

Dated: May 14, 2015